- --------------------------------------------------------------------------------

                                                           Exhibit 4.2

                               STOCKHOLDERS' AGREEMENT

                                     by and among

                                 INFOVEST CORPORATION,

                             WHITE RIVER VENTURES, INC.,

                                         and

                    THE INSIDE STOCKHOLDERS OF INFOVEST IDENTIFIED
                                 ON EXHIBIT A HERETO

                                     dated as of
                                    June 16, 1994


- -------------------------------------------------------------------------------

                                  TABLE OF CONTENTS
                                  -----------------

                                                                      Page

1.  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .     1

2.  Representations and Warranties . . . . . . . . . . . . . . . .     5
    2.1.      Authority, Etc.. . . . . . . . . . . . . . . . . . .     5
    2.2.      Ownership. . . . . . . . . . . . . . . . . . . . . .     5
    2.3.      Capital, Charter and By-Laws . . . . . . . . . . . .     5

3.  Corporate Governance . . . . . . . . . . . . . . . . . . . . .     6
    3.1.      Board of Directors . . . . . . . . . . . . . . . . .     6
    3.2.      Vacancies. . . . . . . . . . . . . . . . . . . . . .     7
    3.3.      Covenant to Vote . . . . . . . . . . . . . . . . . .     7

4.  Conduct of Business. . . . . . . . . . . . . . . . . . . . . .     8
    4.1.      General. . . . . . . . . . . . . . . . . . . . . . .     8
    4.2.      Control of Certain Extraordinary Transactions. . . .     8
    4.3.      Control of IPO . . . . . . . . . . . . . . . . . . .     9
    4.4.      Control of Subsequent Offerings. . . . . . . . . . .     9
    4.5.      Additional Covenant to Vote. . . . . . . . . . . . .     9
    4.6.      Expenses . . . . . . . . . . . . . . . . . . . . . .     9

5.  Consents for Certain Corporate Actions . . . . . . . . . . . .     9
    5.1.      General. . . . . . . . . . . . . . . . . . . . . . .     9
    5.2.      Prior to Closing of the IPO. . . . . . . . . . . . .    10

6.  Restrictions on Transfer . . . . . . . . . . . . . . . . . . .    12
    6.1.      General Restrictions . . . . . . . . . . . . . . . .    12
    6.2.      Permitted Transfers by Outside Stockholders. . . . .    13
    6.3.      Permitted Transfers by Inside Stockholders . . . . .    13
    6.4.      Permitted White River Solicitations. . . . . . . . .    14

7.  Share Certificates . . . . . . . . . . . . . . . . . . . . . .    14
    7.1.      Restrictive Endorsement. . . . . . . . . . . . . . .    14

8.  After Acquired Equity Securities . . . . . . . . . . . . . . .    14

9.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . .    15
    9.1.      Termination. . . . . . . . . . . . . . . . . . . . .    15
    9.2.      Stop Order . . . . . . . . . . . . . . . . . . . . .    15
    9.3.      Notices. . . . . . . . . . . . . . . . . . . . . . .    15
    9.4.      Amendment. . . . . . . . . . . . . . . . . . . . . .    16
    9.5.      Assignment . . . . . . . . . . . . . . . . . . . . .    16
    9.6.      GOVERNING LAW; CONSENT TO JURISDICTION . . . . . . .    16
    9.7.      Severability . . . . . . . . . . . . . . . . . . . .    16
    9.8.      Entire Agreement; Headings . . . . . . . . . . . . .    16
    9.9.      Counterparts . . . . . . . . . . . . . . . . . . . .    17
    9.10.     Further Assurances . . . . . . . . . . . . . . . . .    17
    9.11.     Specific Performance . . . . . . . . . . . . . . . .    17
    9.12.     Relationship of the Parties. . . . . . . . . . . . .    17
    9.13.     Nature of Obligations. . . . . . . . . . . . . . . .    18
    9.14.     Expenses . . . . . . . . . . . . . . . . . . . . . .    18

EXHIBITS
- --------

EXHIBIT A     List of Stockholders
EXHIBIT B     Certificate of Incorporation of InfoVest
EXHIBIT C     By-Laws of InfoVest
EXHIBIT D     List of Investment Banks

                               STOCKHOLDERS' AGREEMENT

     STOCKHOLDERS' AGREEMENT (this "Agreement"), dated as of June 16, 1994, by and among InfoVest Corporation, a Delaware corporation (the "Company"), White River Ventures, Inc., a Delaware corporation ("White River"), and the Inside Stockholders of InfoVest identified on Exhibit A hereto (collectively, the "Initial Inside Stockholders").

     The Company and White River are participating in the Reorganization (as defined below). In connection with the Reorganization, the Company and White River have entered into a Reorganization Agreement, dated as of June 16, 1994 (the "Reorganization Agreement"), providing for the parties' exchange and transfer of certain debt and equity securities of the Company, all upon the terms and subject to the conditions set forth in the Reorganization Agreement. In order to induce White River to participate in the Reorganization and to enter into the Reorganization Agreement, the Company and the Initial Inside Stockholders have agreed to enter into this Agreement. The execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Reorganization Agreement.

     The parties hereto agree as follows:

     1. DEFINITIONS. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

     "AFFILIATE" means, with respect to the Company or any Subsidiary, any Person that (at the time when the determination is to be made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that other Person. As used in the foregoing sentence, the terms "control" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "BASE SALARY" means the annual base salary paid on a periodic basis by the Company to any Person excluding any bonus, stock option, warrant and other incentive compensation.

     "BOARD OF DIRECTORS" means the Company's board of directors.

     "CAPITAL LEASE" means, as applied to the Company or any Subsidiary, any lease of any property (whether real, personal or mixed) by the Company or such Subsidiary as lessee which, in conformity with generally accepted accounting principles, is accounted for as a capital lease on the balance sheet of the Company or such Subsidiary; PROVIDED, HOWEVER, any such lease which is non-recourse to the Company or such Subsidiary shall not constitute a Capital Lease.

     "COMPENSATION" means any Base Salary, wage, commission, bonus, stock option, warrant or other consideration extended by the Company to any Person.

     "COMMISSION" means the Securities and Exchange Commission or any other Federal Agency at the time administering the Securities Act.

     "COMMON STOCK" means the Company's Common Stock, $.10 par value per share.

     "COMMON STOCK EQUIVALENTS" means all options, warrants and other rights to acquire Common Stock or securities convertible into or exchangeable for Common Stock without taking into account the exercise price of any such options, warrants or other rights.

     "CONTINGENT OBLIGATION" means any contractual obligation, contingent or otherwise, of one Person with respect to any Indebtedness, obligation or liability of another, including, without limitation, direct or indirect guaranties, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, keep-well agreements, agreements to purchase or repurchase such Indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received.

     "CONTRACT FUNDING TRANSACTIONS" means transactions pursuant to which discounted future revenue streams under licensing contracts for the use of end-user collision estimating software products are sold.

     "DISABILITY" means a physical or mental condition which, in the opinion of a physician selected by White River and reasonably satisfactory to the Company, totally and permanently prevents the Inside Stockholder from engaging in any gainful employment. An individual shall not be considered to have a disability unless and until the condition and the incapacity had continued for at least six continuous months.

     "DISPOSE" (including, with correlative meaning, the term "Disposition") means any sale, assignment, transfer, pledge, encumbrance or other disposition.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include a reference to the comparable section, if any, of such similar Federal statute.

     "INSIDE STOCKHOLDERS" means and includes the Initial Inside Stockholders and any Permitted Transferees of the Initial Inside Stockholders who are bound hereby.

     "INDEBTEDNESS" means with respect to the Company or any Subsidiary, at any time, (a) all indebtedness, obligations or other liabilities of the Company or any Subsidiary (i) for borrowed money or evidenced by debt securities debentures, acceptances, notes or other similar instruments, (ii) with respect to letters of credit issued for the Company's or any Subsidiary's account, (iii) in respect of Capital Leases and (iv) which are Contingent Obligations, (b) all indebtedness, obligations or other liabilities of the Company or any Subsidiary or others secured by a Lien on any property of the Company or any Subsidiary, whether or not such indebtedness, obligations or liabilities are assumed by the Company or any Subsidiary, all as of such time, (c) all indebtedness, obligations or other liabilities owed by the Company or any Subsidiary in respect of Interest Rate Contracts and currency hedging agreements, net of liabilities owed to the Company or any Subsidiary by the counterparts hereon, and (d) all preferred stock of the Company (other than the Preferred Stock) which is subject (upon the occurrence of any contingency or otherwise) to mandatory redemption.

     "IPO" means the initial public offering of the Common Stock of the Company underwritten on a firm commitment basis pursuant to an effective registration statement under the Securities Act.

     "INTEREST RATE CONTRACTS" means interest rate exchange collar or cap or similar agreements providing interest rate protection.

     "LIEN" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction in connection with any of the foregoing).

     "OUTSIDE STOCKHOLDERS" means and includes White River and any Permitted Transferees of White River who are bound hereby.

     "PERMITTED TRANSFEREE" means any Person who is the recipient of Common Stock or Common Stock Equivalents in a Disposition made by any Inside Stockholder to any spouse, parent, child, brother or sister of such Inside Stockholder, issue of any of the foregoing individuals (including individuals legally adopted into the line of descent), charitable trust established pursuant to Section 501 of the Internal Revenue Code of 1986, as amended, trust for the benefit of any of the foregoing individuals or estate of any of the foregoing individuals.

     "PERSON" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company or any other entity or organization, including a government or political subdivisions or any agency or instrumentality thereof.

     "PREFERRED STOCK" means shares of the Series C Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Series C Preferred Stock"), Series D Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Series D Preferred Stock", and, to the extent issued and outstanding, the Series E Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Series E Preferred Stock").

     "REDEMPTION DATE" means the first say on which shares of the Preferred Stock are no longer issued and outstanding.

     "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the date hereof, between the Company and White River.

     "REORGANIZATION" means the tax-free reorganization of the Company pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time. Reference to a particular section of the Securities Act of 1933, as amended, shall include a reference to the comparable section, if any, of such similar Federal statutes.

     "STOCKHOLDER" means any Inside Stockholder or Outside Stockholder.

     "SUBSEQUENT OFFERING" means a sale of Common Stock or any Common Stock Equivalent in a public offering (other than an IPO) pursuant to an effective registration statement under the Securities Act.

     "SUBSIDIARY" means (i) any Person of which 50% or more of the securities having an ordinary voting power for the election of directors are at the time owned directly or indirectly by the Company ro any Subsidiary thereof, (ii) any Person of which 50% or more of the joint venture, limited partnership or partnership interest are at the time owned directly or indirectly by the Company or any Subsidiary thereof or (iii) any Person which is a limited partnership in which the Corporation or any Subsidiary is at the time the general partner or at the time owns 50% or more of the general partner of such Person.

     "VOTING STOCK" means (i) the Common Stock and (ii), to the extent issues and outstanding, the Series E Preferred Stock.

     2.   REPRESENTATIONS AND WARRANTIES.

     2.1. AUTHORITY, ETC. Each of the parties hereto represents and warrants to the other parties that: (i) it has full right, power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) this Agreement has been duly authorized, executed and delivered by it and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms; (iii) no consent, approval or authorization of any Person is required to be obtained by or with respect to such party in connection with the execution and delivery by it of this Agreement or the performance by it of its obligations hereunder; and (iv) neither the execution nor the delivery of this Agreement by such party not the performance by it of its obligations hereunder will conflict with or result in a breach or violation of (A) its organizational documents (if any), (B) any contract, agreement or any arrangement to which it is a party or by which it or any of its properties or assets is bound or (C) any order, decree, law, rule or regulation applicable to it or any of its properties or assets.

     2.2. OWNERSHIP. Each of the Stockholders represents and warrants to each other and to the Company that: (i) it is the legal holder and beneficial owner of the number of shares of Common Stock set forth opposite its name on Exhibit A hereto, free and clear of all Liens; (ii) it has sole voting power with respect to such shares of Common Stock; and (iii) it had full right, power and authority to acquire such shares of Common Stock at the time of such acquisition.

     2.3. CAPITAL, CHARTER AND BY-LAWS. The Company represents and warrants to each of the Stockholders that: (i) the authorized capital stock of the Company consists, or will consist immediately prior to the closing of the transactions contemplated by the Reorganization Agreement of (A) 100,000 shares of preferred stock, of which 500 shares have been designated Series A Preferred Stock, par value $1.00 per share, 150 shares have been designated Series B Preferred Stock, par value $1.00 per share, 5,000 shares have been designated Series C

Cumulative Redeemable Preferred Stock, par value $1.00 per share, 34,000 shares have been designated Series D Cumulative Redeemable Preferred Stock, par value $1.00 per share and 500 shares have been designated Series E Cumulative Redeemable Preferred Stock, par value $1.00 per share, none of which are issued and outstanding and (B) 750,000 shares of Common Stock, of which 231,143.12 shares are issued and outstanding; (ii) except as set forth in Section 8 and on
Schedule 2.3 hereto, it has not granted or issued or agreed to grant or issue as of the date hereof any warrants, options or similar rights to acquire or receive any of the authorized but unissued shares of its capital stock or any securities or other property convertible into shares of its capital stock; (iii) attached hereto as Exhibit B is a true, correct and complete copy of the Certificate of Incorporation of the Company (together with all amendments thereto) as of the date hereof; (iv) attached hereto as Exhibit C is a true, correct and complete copy of the By-laws of the Company (together with all amendments thereof) as of the date hereof.

     3.   CORPORATE GOVERNANCE.

     3.1. BOARD OF DIRECTORS. (a) The Stockholders hereby agree that from the date hereof to (and including) the earlier of (i) the date of the consummation of the IPO or (ii) the Redemption Date, the Stockholders shall take all actions necessary to cause the Board of Directors to approve and appoint the following designees as members of the Board of Directors: (i) two (2) individuals designated by White River; (ii) two (2) additional individuals who are not directors, officers or employees of White River which individuals shall be nominated by White River subject to the approval of a majority of the members of the Board of Directors designated by the Inside Stockholders (which approval shall not be unreasonably withheld); and (iii) three (3) individuals designated by the holders (voting as a class) of a majority of the shares of Common Stock held by the Inside Stockholders. The rights of White River and the Inside Stockholders to designate directors pursuant to the preceding sentence shall terminate on the date of the consummation of the IPO and, from the date of the consummation of the IPO to (and including) the Redemption Date, in lieu of such rights, the Stockholders shall take all actions necessary to cause the Board of Directors to approve and appoint the following designees as members of the Board of Directors: (i) a number of individuals (which shall not be less than two (2)) designated by White River which the Board of Directors determines to be appropriate taking into account the aggregate voting power and economic interest of White River and its Affiliates in the Company as of the date of determination and (ii) three (3) individuals designated by the holders (voting as a class) of a majority of the shares of Common Stock held by the Inside Stockholders.

     (b) The Stockholders hereby agree that (i) from the date hereof until the Redemption Date, the Board of Directors shall consist solely of seven (7) directors designated pursuant to Section 3.1(a).

     (c) The Stockholders hereby agree to take all actions necessary to cause the Board of Directors to establish as soon as practicable after the date hereof a compensation committee (the "Compensation Committee") which shall be responsible (i) for establishing guidelines with respect to all compensation matters involving the Company and its Subsidiaries and (ii) authorizing all compensation arrangements between the Company and its Subsidiaries and their respective directors, officers, employees and consultants involving the payment by the Company or any of its Subsidiaries to any of such individuals of Base Salary equal to or greater than $125.000. The Compensation Committees shall consist of members of the Board of Directors who are not officers or employees of the Company or any of its Subsidiaries.

     3.2. VACANCIES. In the event that a vacancy shall exist or occur on the Board of Directors at any time by reason of a member's death, disability, retirement, resignation, removal (with or without cause) or otherwise, each Stockholder hereby agrees to cause the members designated by or on behalf of it to vote for that individual designated (and approved, if required) pursuant to
Section 3.1(a) to fill such vacancy and serve as a member by whichever of the Stockholders that had designated (and received approval, if required) pursuant to Section 3.1(a) the member whose death, disability, retirement, resignation or removal (with or without cause) resulted in such vacancy on the Board of Directors. Each Stockholder hereby agrees to cause the members designated by or on behalf of it not to vote for the removal without cause of a member designated (or approved) pursuant to Section 3.1(a) by another Stockholder without such other Stockholder's prior written consent. Each Stockholder hereby agrees to cause the members designated (or approved) pursuant to Section 3.1(a) by another Stockholder unless (i) such Stockholder has consulted such other Stockholder and
(ii) such member has breached his fiduciary duties to the Company (as determined in good faith by an affirmative vote of a majority of the Board of Directors).

     3.3. COVENANT TO VOTE. Each Stockholder hereby agrees to take all actions within its power necessary to call, or cause the Company and the appropriate officers and directors of the Company to call, special or annual meetings of stockholders of the Company and to vote all shares of Voting Stock owned or held of record by such Stockholder at any such annual or special meeting in favor of, or take all actions by written consent in lieu of any such meeting necessary to cause, the election as members of the Board of Directors of those individuals so designated in accordance with, and to otherwise effect the intent of this Article 3. In addition, each Stockholder agrees to vote the shares of Voting Stock owned by such Stockholder upon any other matter arising under this Agreement submitted to a vote of the Stockholders in a manner so as to implement the terms of this Agreement.

     4.   CONDUCT OF BUSINESS

     4.1. GENERAL. The Stockholders and the Company confirm that it is their intention that the business and affairs of the Company and its Subsidiaries will continue to be directed by its board of Directors in the best interests of the Company and its Subsidiaries, taken as a whole. In furtherance of the foregoing, each of the Stockholders agrees that, after the date hereof, it will not, not will it permit any of its Affiliates to, enter into any written or oral contract, agreement or arrangement to engage in business or enter into any transaction with the Company or any of its Subsidiaries unless the terms and provisions of such contact, agreement or arrangement or the terms on which such business or transaction is conducted, as the case may be, are fair to the Company as determined by the Board of Directors after review of each such transaction.

     4.2.  CONTROL OF CERTAIN EXTRAORDINARY TRANSACTIONS.    Prior to the
voluntary resignation from the Board of Directors, death or Disability of David
M. Phillips, a majority of the directors designated by the Inside Stockholders pursuant to Section 3.1(a) shall, to the extent permitted by applicable law and subject to the fiduciary duties of the members of the Board of Directors who were not designated by the Inside Stockholders, be delegated the authority of the Board of Directors which respect to the timing, price and other terms of a merger, consolidation or sale of all of the shares of Common Stock or assets of InfoVest Corporation; PROVIDED, HOWEVER, that the Company shall not consummate any such merger, consolidation or sale unless (i) if so requested by the Outside stockholders, the Board of Directors shall have received an opinion from one of the investment banking firms set forth on Exhibit D hereto selected by the Outside Stockholders (and compensated by the Company) that the consideration to be paid in connection with any such transaction is fair to the holders of shares of the Common Stock and (ii) the consideration to be paid in connection with such transaction is fair to the holders of shares of the Common Stock and (ii) the consideration to be paid in connection with such transactions shall consist solely of cash, cash equivalents or publicly traded securities. Following the voluntary retirement from the Board of Directors, death or Disability of David
M. Phillips, the Inside stockholders or the Outside Stockholders (each a "Recommending Party") shall have the right to recommend to the Board of Directors the timing, price and other terms of a merger, consolidation or sale of all shares of Common Stock or assets of the Company, and, if requested by the party other than the Recommending Party, subject to the receipt of an opinion, addressed to the Board of Directors, of an investment banking firm set forth on Exhibit D hereto and selected by the party other than the Recommending Party (and compensated by the Company) confirming that the consideration to be paid in connection with any such transaction is fair to the holders of Common Stock, the members of the Board of Directors designated by the parties hereto shall to the extent permitted by applicable law and subject to their fiduciary duties, approve such merger, consolidation or sale.

         4.3. CONTROL OF IPO. A majority of the directors designated by the Inside Stockholders pursuant to Section 3.1(a) shall, to the extent permitted by applicable law and subject to the fiduciary duties of the members of the Board of Directors who were not designated by the Inside Stockholders, be delegated the authority of the Board of Directors with respect to the timing, price and other terms of the IPO; PROVIDED, HOWEVER, the Company shall not consummate the IPO unless the Company can demonstrate to the reasonable satisfaction of White River that after giving effect to the IPO the Company would have funds legally available to redeem shares of the Preferred Stock in accordance with the terms of the Preferred Stock.

         4.4.   CONTROL OF SUBSEQUENT OFFERINGS.   (a)  A majority of directors
designated by the Inside Stockholders pursuant to Section 3.1(a) shall, to the extent permitted by applicable law and subject to the fiduciary duties of the members of the Board of Directors who were not designated b the Inside Stockholders, be delegated the authority of the Board of Directors with respect to the timing, price and other terms of each Subsequent Offering; PROVIDED, HOWEVER, the Company shall not consummate a Subsequent Offering (i) unless the Company can demonstrate to the reasonable satisfaction of White River that after giving effect to the Subsequent Offering the Company would have funds legally available to redeem shares of the Preferred Stock in accordance with the terms of the Preferred stock and (ii) without the unanimous approval of the members of the Board of Directors in the event that David M. Phillips shall voluntarily resign from the Board of Directors, die or become Disabled.

         4.5.   ADDITIONAL COVENANT TO VOTE.   White River agrees that in the
event any of the matters described in Sections 4.2, 4.3 and 4.4 require the approval of the holders of shares of Common Stock, it will bote the shares of Voting Stock owned by it in accordance with the recommendation of the Board of Directors.

         4.6.   EXPENSES.   The Company shall pay the fees and expenses of any
investment banking firm retained pursuant to this Section 4.

         5.   CONSENTS FOR CERTAIN CORPORATE ACTIONS

         5.1.   GENERAL.   In addition to the limitations set forth in Section
6, from the date hereof to (and including) the

Redemption Date, in addition to any vote of the shares of holders of the Company's capital stock required by law, the Company and the Stockholders shall not take (or agree to take) any of the following actions, without the written consent of the holders of a majority of the issued and outstanding shares of the Series C Preferred Stock:

         (a) the sale of shares of Common Stock in a Subsequent Offering by the Inside Stockholders to the extent that the shares to be so sold by the Inside Stockholders in the aggregate exceed 10% of the then outstanding shares of Common Stock; and

         (b) the sale of shares in a Subsequent Offering by the Inside Stockholders to the extent that the shares to be so sold by the Inside Stockholders in the aggregate exceed 50% of the total shares of Common Stock being offered in such Subsequent Offering.

         5.2. PRIOR TO CLOSING OF THE IPO. From the date hereof to (and including) the date of the closing of the IPO, in addition to the limitation set forth in Section 5.1 and in addition to any vote of the holders of the Company's capital stock required by law, the Company and the Stockholders shall not take (or agree to take) and the Company shall cause its Subsidiaries not to take (or agree to take) any of the following actions, without the written consent of the holders of a majority of the issued and outstanding shares of Series C PREFERRED
Stock:

         (a) Except as otherwise provided in Section 4.2, any merger or consolidation involving the Company or any of its Subsidiaries (other than transactions involving the merger or consolidation of a Subsidiary of the Company with or into the Company or with or into a wholly owned Subsidiary of the Company);

         (b) Except as otherwise provided in Sections 4.2, 4.3 and 4.4, any sale , lease, exchange, transfer or other disposition, directly or indirectly, in a single transaction or series of related transactions, of all or substantially all, or a material part, of the assets of, or of any shares of the capital stock of, the Company or any of its subsidiaries to or with any Person other than to or with the Company or wholly owned Subsidiary of the Company;

         (c) Except as otherwise provided in Sections 4.2, 4.3 and 4.4, any increase or reduction of any class of the Company's authorized capital stock or the creation of any additional class of capital stock or the Company, or the sale or issuance of shares of capital stock of the Company or any of its Subsidiaries other than Phone Base Systems, Inc. ("Phone Base") (or warrants, options, or rights to acquire or receive shares of capital stock or any securities or other property convertible into shares of capital stock), EXCEPT
(i) the sale or issuance of shares of
capital stock of a wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company, (ii) any shares of Common Stock to be allocated to any employee benefit plan of the Company or any of its Subsidiaries, which shares of Common Stock shall not exceed 3% of the total shares of Common Stock outstanding immediately following the closing of the transactions contemplated by the Reorganization Agreement and the allocation of which shall have been approved by the Compensation Committee and (iii) the issuance of shares of Common Stock upon the exercise of options outstanding on the date of this Agreement;

         (d) Except as otherwise provided in Sections 4.2, 4.3 and 4.4, any amendment, modification or supplement to, or repeal of any provision of, the Company's Certificate of Incorporation or By-laws;


         (e) Any increase or reduction of any class or series of Preferred Stock or the creation of any class of capital stock of the Company having rights senior to the Preferred Stock with respect to dividend rights and with respect to the distribution of assets upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Company ("Senior Stock") or the sale or issuance of shares of the Senior Stock (or warrants, options or rights to acquire or receive shares of Senior Stock or any securities or other property convertible into shares of Senior Stock);

         (f) Any amendment, modification or supplement to, or repeal of any provision of, the certificate of Designations for any class or series of Preferred Stock;

         (g) The dissolution of the Company or any of its Subsidiaries; the adoption of a plan of liquidation of the Company or any of its Subsidiaries; any action by the Company or any of its Subsidiaries to commence any suit, case, proceeding or other action (i) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or making a general assignment for the benefit of its creditors;

         (h) The redemption, repurchase or other offer to purchase made by the Company or any of its Subsidiaries for any equity securities of the Company, except as permitted or required pursuant to the Certificate of Designations for the Preferred Stock;

         (i) The maintenance at any time of more than $45 million aggregate principal amount of Indebtedness (excluding Phone Base's current obligations and any additional Indebtedness of Phone Base which is non-recourse to the Company or any of its Subsidiaries, not including Phone Base, not in excess of $2.0 million); PROVIDED THAT Contract Funding Transactions consummated prior to the date hereof shall not constitute Indebtedness for purposes of this clause (i) (it being acknowledged and understood that all Contract Funding Transactions consummated after the date hereof shall constitute Indebtedness for purposes of this clause (i));

         (j) The payment of any dividends on any Stock of any class of the Company or any of its Subsidiaries, except the payment of any dividends from any Subsidiary of the Company to the Company or to any wholly owned Subsidiary of the Company, except as permitted or required pursuant to the Certificates of Designations for the Preferred Stock;

         (k) The making of any investment in any Person that is not now a wholly owned Subsidiary of the Company;

         (l) The making of any capital contributions to any wholly owned Subsidiary of the Company that, individually or in the aggregate, will exceed $1 million per fiscal year;

         (m) The increasing of the Compensation paid to the officers of the Company or any of its Subsidiaries by more than a reasonable amount as determined by the Compensation Committee in any fiscal year; and

         (n) Any change in the fundamental business purpose or business organization of the company or any of its Subsidiaries.

         6.   RESTRICTIONS ON TRANSFER.

         6.1. GENERAL RESTRICTIONS. During the term of this Agreement, none of (i) the Common Stock Equivalents owned as of the close of business on June 10, 1994, (ii) the shares of Common Stock and Preferred Stock received by the Outside Stockholder pursuant to the Reorganization Agreement, (iii) the Common Stock Equivalents acquired after the close of business on June 10, 1994, (iv) the shares of Common Stock owned as of the close of business on June 10, 1994 and (v) the shares of Common Stock hereafter received upon the conversion or exchange of the Common Stock Equivalents described in clauses
(i) and (iii) by any of the Stockholders may be Disposed of by any of the Stockholders unless:

         (a) such Disposition shall be in accordance with the requirements of Sections 6.2 and 6.3 of this Agreement;

         (b) the proposed recipient of such shares (other than a recipient in a Subsequent Offering or in a Disposition under Rule 144 under the Securities Act) shall deliver to the Company a written acknowledgment that the shares to be received in such proposed Disposition are subject to this Agreement and the proposed recipient and his or its successors in interest are bound hereby; and

         (c) such Disposition shall be made pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or an exemption from such registration, and prior to any such Disposition the Stockholder proposing to Dispose such shares shall give the Company (i) notice describing the manner and circumstances of the proposed Disposition and (ii) if reasonably requested by the Company, a written opinion of legal counsel, who shall be reasonably satisfactory to the Company, such opinion to be in form and substance reasonably satisfactory to the Company, to the effect that the proposed Disposition may be effected without registration under the Securities Act and any applicable state securities laws.

Any attempted Disposition of shares of Common Stock or Common Stock Equivalents referred to in Section 6.1 other than in accordance with this Agreement shall be null and void and neither the Company nor any transfer agent of such shares shall give any effect to such attempted Disposition in its Stock records.

         6.2. PERMITTED TRANSFERS BY OUTSIDE STOCKHOLDERS. Other than as described in Section 6.1, an Outside Stockholder may Dispose of any shares of Common Stock or Common Stock Equivalents at any time, including dispositions in connection with the redemption by the Company of shares of Preferred Stock.

         6.3. PERMITTED TRANSFERS BY INSIDE STOCKHOLDERS. (a) No Inside Stockholder shall Dispose of any shares of Common Stock except for Dispositions by : (i) such Inside Stockholder to Permitted Transferees; (ii) such Inside Stockholder to White River in connection with any solicitation; (iii) such Inside Stockholder in connection with any merger, consolidation or sale effected in accordance with the terms of Section 4.2 and the mandatory redemption provisions contained in the Certificates of Designations for the Preferred Stock; and (iv) by an Inside Stockholder after the IPO pursuant to a Disposition that meets all of the following requirements: (A) such Disposition occurs after the third anniversary of the date of the execution of this Agreement; (B) such Disposition is made pursuant to a Subsequent Offering or in a sale pursuant to Rule 144 under the Securities Act; (C) such Dispositions results in no "person" or "group (within the meaning of Section 13(d) of the Exchange Act) becoming the "beneficial owner" (as defined in Rule 13(d) under the Exchange Act) of more than 10% of the shares of Common Stock then outstanding; and (D) such Disposition occurs after the

Company's net sales and operating profits for the immediately preceding fiscal year equal at least 75% of the corresponding amounts shown in the "Five-Year Projections" of the Company dated July 22, 1993, which projections have been provided to White River prior to the date hereof.

         (b) Notwithstanding anything in Section 6.3(a) to the contrary, in the event of the death or Disability of an Inside Stockholder who is an officer, director or employee of the Company, the shares of Common Stock owned by such Inside Stockholder may be disposed of at any time and from time to time during each calendar year provided that the aggregate number of shares of Common Stock disposed of in any calendar year shall not exceed 33-1/3% of the aggregate number of shares of Common Stock owned by such Inside Stockholder on the date such Inside Stockholder dies or becomes disabled.

         6.4. PERMITTED WHITE RIVER SOLICITATIONS. Until the first anniversary of the date of this Agreement, White River shall have the right to solicit the purchase of, and to purchase, any shares of Common Stock owned as of the date hereof by any Person who is not an Inside Stockholder.

         7.   SHARE CERTIFICATES.

         7.1. RESTRICTIVE ENDORSEMENT. Until the termination of this Agreement pursuant to Section 9.1, in addition to any other legend that the Company may deem advisable under the Securities Act and certain state securities laws, the certificates representing all (i) Common Stock Equivalents owned as of the close of business on June 10, 1994, (ii) the shares of Common Stock and Preferred Stock received by the Outside Stockholder pursuant to the Reorganization Agreement, (iii) the Common Stock Equivalents acquired after the close of business on June 10, 1994, (iii) the shares of Common Stock owned as of the close of business on June 10, 1994 and (iv) the shares of Common Stock hereafter received upon the conversion or exchange of the Common Stock Equivalents described in clauses (i) and (iii), by a Stockholder shall be endorsed as follows:

         THIS CERTIFICATE IS SUBJECT TO, AND IS TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISION OF THE STOCKHOLDERS' AGREEMENT, DATED AS OF JUNE 16, 1994, BY AND AMONG INFOVEST CORPORATION AND CERTAIN OF ITS STOCKHOLDERS. A COPY OF THE ABOVE REFERENCED AGREEMENT IS ON FILE AT THE OFFICES OF INFOVEST CORPORATION.

         8. AFTER ACQUIRED EQUITY SECURITIES. (a) If, prior to the consummation of the IPO, any of the parties hereto becomes aware of any equity securities of the Company that have become available for purchase (the "Offered Shares"), such party must give each other party hereto written notice setting forth the name of the selling stockholder, the number of Offered Shares and, if applicable, the proposed purchase price per Offered Share.

         (b) Notwithstanding anything in this Agreement to the contrary, any additional shares of Voting Stock acquired by a party to this Agreement after the date of this Agreement ("After Acquired Shares"), other than After Acquired Shares acquired (i) by any party hereto (other than White River) from an Inside Stockholder or transferee of and Inside Stockholder, (ii) shares of the Series E Preferred Stock and (iii) shares of Common Stock acquired pursuant to the exchange or conversion of a Common Stock Equivalent, shall not be subject to this Agreement.

         9.   MISCELLANEOUS.

         9.1.   TERMINATION.   This Agreement shall terminate upon the first to
occur of: (i) the mutual written Agreement of the parties hereto or their respective successors, assigns, heirs and administrators; (ii) the liquidation or dissolution of the Company; (iii) the Redemption Date or (iv) the fifth anniversary of the date hereof.

         9.2.   STOP ORDER.   Each Stockholder agrees that a stop order shall
be placed in the Stock transfer records of the Company against the transfer of shares of Voting Stock and Common Stock Equivalents subject to this Agreement.

         9.3.   NOTICES.   Unless otherwise provided, any notice required or
permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified by hand or professional courier service, upon confirmation of telex tor telecopy, five days after deposit with the United States Post Office, by registered or certified mail postage prepaid or upon the next day following deposit with a nationally recognized overnight air courier, address as follows:

         (a) if to a Stockholder, to the address set forth in the record books of the Company; or

         (b) if to the Company, to the address ser forth in the Reorganization Agreement, or at such other address as the Company shall have furnished to each Stockholder at the time outstanding.

Any party may by notice given in accordance with this Section 9.3 to the other party to this Agreement designate another address or person for receipt of notice hereunder.

         9.4. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by all of the paries hereto.

         9.5. ASSIGNMENT. Neither this Agreement, nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or any Stockholder except concurrently with a transfer of the Voting Stock and Common Stock Equivalents in accordance with the provisions hereof. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the paries hereto and their respective successors, assigns, heirs and administrators.

         9.6. GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF. IF ANY ACTION OR PROCEEDING SHALL BE BROUGHT BY ANY PARTY IN ORDER TO ENFORCE ANY RIGHT OR REMEDY UNDER THIS AGREEMENT, EACH OTHER PARTY HEREBY CONSENTS AND WILL SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING WITHIN THE AREA COMPRISING THE SOUTHERN DISTRICT OF NEW YORK ON THE DATE OF THIS AGREEMENT.

         9.7. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

         9.8. ENTIRE AGREEMENT; HEADINGS. This Agreement contains the entire understanding of the parties hereto with respect to its subject matter and supersedes all prior agreements and understandings, oral or written, with respect thereto; PROVIDED, HOWEVER, that nothing in this Agreement shall limit, modify or otherwise affect any rights of White River relating to, arising under or in connection with (i) the representations and warranties of the Company contained in (A) the Letter Agreement dated as of March 31, 1994 by and among White River, the Company and other parties referred to therein and (B) the Letter Agreement dated as of April 15, 1994 by and among White River, the Company and the other paries referred to therein, (ii) Sections 1, 3, 4, 5 and 6 of the Letter Agreement dated as of May 9, 1994 by and between White River and the Company, (iii) Section 6 of the Call Agreement dated as of March 30, 1994 by and between the Contributor and the Company and (iv) Section 2 of the Novation Agreement dated as of March 31, 1994 among the Contributor, the Company and the other parties referred to therein. The parties hereto acknowledge and agree that nothing in this Agreement shall limit, modify or otherwise affect any of the rights of White River and its Permitted Transferees under the Reorganization Agreement, the Registration Rights Agreement, the Certificate of Designations of the Series C Preferred Stock, the Certificate of Designations of the Series D Preferred Stock, the Certificate of Designations of the Series E Preferred Stock, the First Lockup Agreement, dated as of June 10, 1994, by and among the company, White River and the other parties referred to therein, the Second Lockup Agreement, dated as of June 10, 1994 by and among the Company White
River and the parties referred to therein or any other agreement or instrument referred to herein or therein. The headings in this Agreement are for reference purposes only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

         9.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

         9.10. FURTHER ASSURANCES. Each party hereto shall do and perform or cause to be done and performed all further acts and things and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement.

         9.11. SPECIFIC PERFORMANCE. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that, in addition to all other remedies available to them, each of them shall be entitled to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including without limitation specific performance, without bond or other security being required.

         9.12. RELATIONSHIP OF THE PARTIES. This Agreement relates to the governance of the Company, restrictions and/or conditions of share transfers by the Inside Stockholders and the Outside Stockholders and certain other matters expressed herein. The relationship of the Inside Stockholders and the Outside Stockholders herein is limited to that of respective stockholders. Nothing in this Agreement shall be construed as permitting or obligating the Outside Stockholders to act as financial or business advisors or consultants to the Inside Stockholders or the Company, as creating any fiduciary obligation on the Outside Stockholders to the Inside Stockholders or the Company or creating any joint venture, agency or other relationship between or among the paries other than as expressly specified in this Agreement. While each of the Outside Stockholders could have elected to enter into an agreement with the Inside Stockholders and the Company independently, they agreed to negotiate and enter into this single Agreement together, in order to expedite the mechanics thereof and shall not be deemed acting in concert, nor shall any Outside Stockholder be held accountable or liable for any acts or omissions of any other Outside Stockholder, the obligations and undertakings of the Outside Stockholders hereunder being in each case several and not joint, and no decision, action or omission by any Outside Stockholder in connection with or arising out of this Agreement shall impair or prejudice the rights or remedies of any other Outside Stockholder, except as otherwise expressly provided herein.

         9.13. NATURE OF OBLIGATIONS. The obligations and rights of each Stockholder under this Agreement are several and not joint.

         9.14.  EXPENSES.

         (a) The Company will pay promptly the reasonable out-of-pocket expenses of White River (including, without limitation, the fees and disbursements of counsel to White River) incurred in connection with the transactions contemplated by (i) this Agreement, (ii) the Reorganization Agreement dated as of the date hereof between the Company and White River, (iii) the Regulatory Contingency Agreement dated as of the date hereof between the Company and White River, (iv) the Purchase Agreement dated as of April 15, 1994 among White River and the Sellers referred to therein, (v) the Letter Agreement dated as of Many 9, 1994 by and between White River and the Company and (vi) the Acquisition Agreement dated as of March 30, 1994 among White River and the Sellers referred to therein.

    IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

                                                     INFOVEST CORPORATION

                                                     By /s/D. M. Phillips
                                                       ------------------------
                                                       Name: D. M. Phillips
                                                       Title: Chairman


                                                     WHITE RIVER VENTURES, INC.

                                                     By /s/ John P. Corrigan
                                                       ------------------------
                                                       Name:
                                                       Title:


                                                     LOEB INVESTORS CO. XV

                                                     By /s/Thomas L. Kempner
                                                       ------------------------
                                                       Name:  Thomas L. Kempner
                                                       Title: Managing Partner


                                                     LOEB INVESTORS CO. XIII

                                                     By /s/Thomas L. Kempner
                                                       ------------------------
                                                       Name:  Thomas L. Kempner
                                                       Title: Managing Partner



                                                     LOEB INVESTORS CO. 108

                                                     By /s/Thomas L. Kempner
                                                       ------------------------
                                                       Name:  Thomas L. Kempner
                                                       Title: Managing Partner


                                                     /s/D. M. Phillips
                                                     --------------------------
                                                      David M. Phillips

                                      EXHIBIT A

                                     STOCKHOLDERS


                                                   Shares of
       Inside Stockholders                        Common Stock
       -------------------                        ------------

David M. Phillips  . . . . . . . . . . . . .        28,159
Loeb Investors Co. XV. . . . . . . . . . . .        76,740
Loeb Investors Co. XIII. . . . . . . . . . .         2,169
Loeb Investors Co. 108 . . . . . . . . . . .         7,523.87



                                                    Shares of
          Outside Stockholder                      Common Stock
          -------------------                      ------------

White River Ventures, Inc. . . . . . . . . .       210,440.26

                                      EXHIBIT B

                                     [LETTERHEAD]

                                                                          PAGE 1


I, WILLIAM T. QUILLEN, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "FINANCIAL PROTECTION SERVICES, INC.", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF APRIL, A.D. 1983, AT 9 O'CLOCK A.M.


             [SEAL]                   /s/ William T. Quillen

                                      ------------------------------------------
                                      William T. Quillen, Secretary of State

                                      AUTHENTICATION: 7141265

                                      DATE: 06-06-94

                             CERTIFICATE OF INCORPORATION

                                          OF

                         FINANCIAL PROTECTION SERVICES, INC.

     The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "General Corporation Law of the State of Delaware") hereby certifies that:

     FIRST:    The name of this corporation (hereinafter called the
"corporation") is Financial Protection Services, Inc.

     SECOND:   The address, including street, number, city and county, of the registered office of the corporation in the State of Delaware is 229 South State Street, City of Dover, County of Kent (zip code 19901); and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

     THIRD:    The nature of the business and of the purposes to be conducted and promoted by the corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH:   The corporation shall have authority to issue the following classes of stock:

          (1) a total of five hundred thousand (500,000) shares of Common Stock, each of such shares of Common Stock with a par value of ten cents ($.10); and

          (2) a total of one hundred thousand (100,000) shares of Preferred Stock, each of such shares of Preferred Stock with a par value of one dollar ($1.00) to be issued (i) in such series and with such designations, powers, preferences, rights, and such qualifications, limitations of restrictions thereof as the Board of Directors shall fix by resolution or resolutions which are permitted by Section 151 of the Delaware Corporation Law for any such series of Preferred Stock, and (ii) in such number of shares in each series as the Board of Directors shall, by resolution, fix provided that the aggregate number of all shares of Preferred Stock issued does not exceed the number of shares of Preferred Stock authorized hereby.

     FIFTH:    The name and mailing address of the incorporator are as follows:

                    James L. Barns
                    Stroock & Stroock & Lavan
                    61 Broadway
                    New York, New York 10006

     SIXTH:    Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     SEVENTH: The original By-Laws of the corporation shall be adopted by the incorporator. Thereafter, the power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors.

     EIGHTH:   The corporation shall, to the fullest extent permitted  by
Section 145 of the General Corporation law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.


Executed at New York, New York on April 26, 1983.

                         /s/James L. Burns
                         ----------------------------
                         James L. Burns, Incorporator

                           EXHIBIT C


                              RESTATED BY-LAW
                              ---------------

                                    OF

                           INFOVEST CORPORATION
                           --------------------
                         (a Delaware Corporation)

                         ________________________

                                 ARTICLE I
                                 ---------

                                STOCKHOLDER
                                -----------


          1. CERTIFICATE OF REPRESENTING STOCK. Every holder of stock in the corporation shall be entitled to have a certificated signed in the name of the corporation by the Chairman of the Board of Directors or by the President or a Vice -President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the corporation certifying the number of shares owned by him in the corporation. If such certificate is countersigned by a transfer agent other than the corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

          Whenever the corporation shall be authorized to issue more than one class of stock or more than one series of any class of stock, and whenever the corporation shall issue any shares of its stock as partly paid stock, the certificates representing shares of any such class or series or of any such partly paid stock shall set forth thereon the statements prescribed by the General Corporation Law. Any restrictions or the transfer or registration of transfer of any shares of stock of any class or series shall be noted conspicuously on the certificate representing such shares.

          The corporation may issue a new certificate of stock in place of any certificate theretofore issued by it, alleged to have been lost, stolen, or destroyed, and the Board of Directors may require the owner of any lost, stolen, or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of any such new certificate.

          2. FRACTIONAL SHARE INTERESTS. The corporation may, but shall not be required to, issue fractions of a share. In lieu thereof it shall either pay in cash the fair value of fractions of a shares, as determined by the Board of Directors, to those entitled thereto or issue scrip or fractional warrants in registered or bearer form over the manual or facsimile signature of an officer of the corporation or of its agent, exchangeable as therein provided for full shares, but such scrip or fractional warrants shall not entitle the holder to any rights of a shareholder except as therein provided. Such scrip or fractional warrants may be issued subject to the condition that the same shall become void if not exchanged for certificates representing full shares of stock before a specified date, or subject to the condition that the shares of stock for which such scrip or fractional warrants are exchangeable may be sold by the corporation and the proceeds thereof distributed to the holders od such scrip or fractional warrants, or subject to any other conditions which the Board of Directors may determine.

          3. STOCK TRANSFERS. Upon compliance with provisions restricting the transfer or registration of transfer o shares of stock, if any, transfers or registration of transfer of shares of stock of the corporation shall be made only on the stock ledger of the corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation of with a transfer agent or a registrar, if any, and on surrender of the certificate or certificates for such shares of stock properly endorsed and the payment of all taxes due thereon.

          4. RECORD DATE FOR STOCKHOLDERS. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to or dissent from any corporate action in writing without a meeting, or for the purpose or determining stockholders entitled to receive payment of any dividend or other distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the directors may fix, in advance, a date as the record date for any such determination of stockholders. Such date shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. If no record date is fixed, the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholder shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day of which the meeting is held; the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. When a determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders has been made as provided in this paragraph, such determination shall apply to any adjournment thereof; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

          5. MEANING OF CERTAIN TERMS. As used herein in respect of the right to notice of a meeting of stockholders or a waiver thereof or to participate or vote thereat or to consent or dissent in writing in lieu of a meeting, as the case may be, the term "share" or "shares" or "share of stock" or "shares of stock" or "stockholder" or "stockholders" refers to an outstanding share or shares of stock and to a holder or holders of record or outstanding shares of stock when the corporation is authorized to issue only one class of shares of stock, and said reference is also intended to include any outstanding share or shares of stock and any holder or holders of record of outstanding shares of stock of any class upon which or upon whom the certificate of incorporation confers such rights where there are two or more classes or series of shares of stock or upon which or upon whom the general corporation Law confers such rights notwithstanding that the certificate of incorporation may provide for more than one class or series of shares of stock,one or more of which are limited or denied such rights thereunder; provided, however, that no such right shall vest in the event of an increase or a decrease in the authorized number of shares of stock of any class or series which is otherwise denied voting rights under the provisions of the certificate of incorporation, including any Preferred Stock which is denied voting rights under the provisions of the resolution or resolutions adopted by the Board of Directors with respect to the issuance thereof.

          6.   STOCKHOLDER MEETINGS.

               --   TIME.  The annual meeting shall be held on the date and
at the time fixed, form time to time, by the directors, provided, that the first annual meeting shall be held on a date within thirteen months after the organization of the corporation, and each successive annual meeting shall be held on a date within thirteen months after the date of the preceding annual meeting. A special meeting shall be held on the date and at the time fixed by the person or entity calling such meeting, at this or its sole discretion.

          --   PLACE.  Annual meetings and special meetings shall be held at such place, within or without the State of Delaware, as the Chairman of the Board or Directors, or in his absence the President, at their sole discretion may, from time to time, fix. Whenever they shall fail to fix such place, the meeting shall be held at the headquarters office of the corporation.

          --   CALL.  Annual meetings and special meetings may be called by any one of the Chairman of the Board of Directors, the President, the Board of Directors, or by the holders of not less than one-fifth of all the outstanding shares of the Corporation.

          --   NOTICE OR WAIVER OF NOTICE.  Written notice of all meetings shall be given, stating the place, date, and hour of the meeting. The notice of an annual meeting shall state that the meeting is called for the election of directors and for the transaction of other business which may properly come before the meeting, and shall (if any other action which could be taken at a special meeting is to be taken at such annual meeting), state such other action or actions as are known at the time of such notice. The notice of a special meeting shall in all instances state the purpose or purposed to be taken which would, if taken, entitle stockholders to receive payment for their shares of stock, the notice shall include a statement of that purpose and to that effect. Except as otherwise provided by the General Corporation Law, a copy of the notice of any meeting shall be given, personally or by mail, not less than ten days nor more than sixth days before the date of the meeting, unless the lapse of the prescribed period of time shall have been waived, and directed to each stockholder at his record address or at such other address which he may have furnished for such purpose in written got the Secretary of the corporation. Notice by mail shall be deemed to be given when deposited, with postage thereon prepaid, in the United States mail. If a meeting is adjourned to another time, not more than thirty days hence, and/or to another place, and if an announcement of the adjourned time and/or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting unless the directors, after adjournment, fix a new record date for the adjourned meeting. Notice need not be given to any stockholder who submits a written waiver of notice by him before or after the time stated therein. Attendance of a person at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting or the stockholders need be specified in any written waiver of notice.

          --   STOCKHOLDER LIST.  There shall be prepared and made, at least ten days before every meeting of stockholders, a complete list of the stockholders, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting either at a place within the city or other municipality or community where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the corporation, or the vote at any meeting of stockholders.

          --   CONDUCT OF MEETINGS.  Meetings of the stockholders shall be presided over by one of the following officers in the order of seniority and if present and acting -- the Chairman of the Board, the President, a Vice-President, a chairman for the meeting chosen by the Board of Directors, or, if none of the foregoing is in office and present and acting, by a chairman to be chosen by the stockholders. The Secretary of the corporation, or in his absence, an Assistant Secretary,, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present the Chairman for the meeting shall appoint a secretary of the meeting.

          --   PROXY REPRESENTATION.  Every stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the stockholder or by his attorney-in-fact. No proxy shall be voted or acted upon after three years form its date unless such proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

          --   INSPECTORS AND JUDGES.  The directors, in advance of any
meeting, may, but need not, appoint one or more inspectors of election or judges of the vote, as the case may be, to act at the meting or any adjournment thereof. If an inspector or inspectors or judge or judges are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors or judges. In case any person who may be appointed as an inspector or judge fails to appear or act, the vacancy may e filled by appointment made by the person presiding thereat. Each inspector or judge, if any, for entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector or judge at such meeting with strict impartiality and according to the best of his ability. The inspectors or judges, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballot or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspector or judge or judges, if any, shall make a report in writing of any challenge, question or matter determined by him or them and execute a certificate of any fact found by him or them.

          --   QUORUM.  Except as the General Corporation Law or these By-
Laws may otherwise provide, the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum at a meeting of stockholders for the transaction of any business. The stockholders present may adjourn the meeting despite the absence of a quorum. When a quorum is once present to organize a meeting. It is not broken by the subsequent withdrawal of any shareholders.

          --   VOTING.  Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation and of these By-Laws, or, with respect to the issuance of Preferred Stock, in accordance with the terms of a resolution or resolutions of the Board of Directors, shall be entitled to one vote, in person or by proxy, for share of stock each entitled to vote held by such stockholder. In the election of directors, a plurality of the votes cast shall elect. Any other action shall be authorized by a majority of the votes cast except where the Certificate of Incorporation or the General Corporation Laws prescribes a different percentage of votes and/or different exercise of voting power. Voting by ballot shall not be required for corporate action except as otherwise provided by the General Corporation Law.

          7. STOCKHOLDER ACTION WITHOUT MEETINGS. Any action required to be taken, or any action which amy be taken, at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                                ARTICLE II
                                ----------

                                 DIRECTORS
                                 ---------

          1. FUNCTIONS AND DEFINITION. The business of the corporation shall be managed by the Board of Directors of the corporation. The use of the phrase "whole board" herein refers to the total number of directors which the corporation would have if there were no vacancies.

          2. QUALIFICATIONS AND NUMBER. (1) Each director shall hold office until the next annual meeting of stockholder or until his successors shall have ben duly elected and qualified. Directors need not be residents of Delaware or stockholders of the corporation.

          3. ELECTION AND TERM. The first Board of Directors, unless the members thereof shall have been named in the certificate of incorporation, shall be elected by the incorporator or incorporators and shall hold office until the first annual meeting or stockholders and until their successor have been elected and qualified or until their earlier resignation or removal.
Any director may resign at any time upon written notice to the corporation. Thereafter, director who are elected at an annual meting of stockholders, and directors who are elected in the interim to fill vacancies an

     (1) The number of directors of the corporation shall be fixed by resolution of the Board of Directors.
                              amended 1/18/90
newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors have been elected and qualified or until their earlier resignation or removal. In the interim between annual meetings of stockholders or of special meetings of stockholders called for the election of directors and/or for the removal of one or more directors and for the filling of any vacancies in the Board of Directors, including vacancies resulting from the removal of directors for cause or without cause, any vacancy in the Board of Directors may be filled by the vote of a majority of the remaining directors then if office, although less than a quorum, or by the sole remaining director.

          4.   MEETINGS.
               ---------

          -- TIME. Meetings shall be held at such time as the Board shall fix.

          -- FIRST MEETINGS. The first meeting of each newly elected Board may be held immediately after each annual meeting of the stockholders at the same place at which the meeting is held, and no notice of such meeting shall be necessary to the meeting, provided a quorum shall be present. In the event such first meeting is not so held immediately after the annual meeting of the stockholders, it may be held at such time and place as shall be specified in the notice given as hereinafter provided for special meetings of the Board of Directors, or at such time and place as shall be fixed by the consent in writing of all the directors.

          -- PLACE. Meetings, both regular and special, shall be held at such place within or without the State of Delaware as shall be fixed by the Board.


          -- CALL. No call shall be required for regular meetings for which the time and place have been fixed. Special meetings may be called by or at the direction of the Chairman of the Board, or the President, or of a majority of the directors in office.

          -- NOTICE OF ACTUAL OR CONSTRUCTIVE WAIVER. No notice shall be required for regular meetings for which the time and place have been fixed. Written, oral, or any other mode of notice of the time and place shall be given of special meetings in sufficient time for the convenient assembly of the directors thereat. The notice of any meeting need not specify the purpose of the meeting. Any requirements of furnishing a notice shall be waived by any director who signs a written waiver of such notice before or after the time stated therein.

          Attendance of a director at a meeting of the Board shall constitute a waiver of notice of such meeting, except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

          -- QUORUM AND ACTION. A majority of the whole Board shall constitute a quorum except when a vacancy or vacancies prevents such majority, whereupon a majority of the directors in office shall constitute a quorum, provided that such majority shall constitute at least one-third (1/3) of the whole Board. Any director may participate in a meeting of the Board by means of a conference telephone or similar communications equipment by means of which all directors participating in the meeting can hear each other, and such participation in a meeting of the Board shall constitute presence in person at such meeting. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting to another time and place. Except as herein otherwise provided, and except as otherwise provided by the General Corporation Law, the act of the Board shall be the act by vote of a majority of the directors present at a meeting, a quorum being present. The quorum and voting provisions herein stated shall both be construed as conflicting with any provisions of the General Corporation Law and these By-Laws which govern a meeting of directors held to fill vacancies and newly created directorships in the Board.

          -- CHAIRMAN OF THE MEETING. The Chairman of the Board shall preside at all meetings. Otherwise, the President, if present and acting, or any other director chosen by the Board, shall preside.

          5. REMOVAL OF DIRECTORS. Any or all of the directors may be removed for cause or without cause by the stockholders. One or more of the directors may be removed for cause by the Board of Directors.

          6. COMMITTEES. The Board of Directors may, be resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. In the absence or disqualification of any member of any such committee or committees, the member or members thereof present at any meeting and not qualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

          7. ACTION IN WRITING. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.


                                ARTICLE III

                                 OFFICERS

          1. EXECUTIVE OFFICERS. The directors may elect or appoint a Chairman, a President, one or more Vice Presidents (one or more of whom may be denominated "Executive Vice President"), a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, and such other officers as they may determine. Any number of offices may be held by the same person.

          2. TERM OF OFFICE; REMOVAL. Unless otherwise provided in the resolution of election or appointment, each officer shall hold office until the meeting of the Board of Directors following the next annual meeting of shareholders and until his successor has been elected and qualified. The Board of Directors may remove any officer for cause or without cause.

          3. AUTHORITY AND DUTIES. All officers, as between themselves and the corporation, shall have such authority and perform such duties in the management of the corporation as may be provided in these By-Laws, or, to the extent not so provided, by the Board of Directors.

          4. THE CHAIRMAN OF THE BOARD OF DIRECTORS. The Chairman of the Board of Directors is present and acting, shall preside at all meetings, of the Board of Directors, otherwise, the President, if present shall preside, or if the President does not so preside, any other director chosen by the Board shall preside.

         5. THE PRESIDENT. The President shall be the chief executive officer of the corporation, unless otherwise provided by resolution of the Board of Directors.

         6. VICE PRESIDENTS. Any Vice President that may have been appointed, in the absence or disability of the President, shall perform the duties and exercise the powers of the President, in the order of their seniority, and shall perform such other duties as the Board of Directors shall prescribe.

         7. THE SECRETARY. The Secretary shall keep in safe custody the seal of the corporation and affix it to any instrument when authorized by the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors.

         8. THE TREASURER. The Treasurer shall have the care and custody of the corporate funds, and other valuable effects, including securities, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and directors, at the regular meetings of the Board, or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the corporation. If required by the Board of Directors, the Treasurer shall give the corporation a bond for such term, in such sum and with such surety or sureties as shall be satisfactory to the Board for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

                                      ARTICLE IV

                                    CORPORATE SEAL

                                         AND

                                   CORPORATE BOOKS


         The corporate seal shall be in such form as the Board of Directors shall prescribe.

         The books of the corporation may be kept within or without the State of Delaware, at such place or places as the Board of Directors may, from time to time, determine.


                                      ARTICLE V

                                     FISCAL YEAR


         The fiscal year of the corporation shall be fixed, and shall be subject to change, by the Board of Directors.


                                      ARTICLE VI

                                 CONTROL OVER BY-LAWS


         These By-Laws may be altered, amended or repealed and new By-Laws may be adopted at any meeting of the Board of Directors of the corporation by a majority of the directors present at the meeting, subject to the power of the stockholders to alter or repeal By-Laws made by the Board of Directors.


                                     ARTICLE VII

                            INDEMNIFICATION AND INSURANCE


         1. INDEMNIFICATION IN ACTIONS OTHER THAN THOSE BY OR IN THE RIGHT OF THE CORPORATION. The corporation shall indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         2. INDEMNIFICATION IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION. The corporation shall indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action or suit by, or in the right of, the corporation to procure a judgment in its favor by reason of the fact he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other such court shall deem proper.

         3. MANDATORY INDEMNIFICATION OF EXPENSES IN SUCCESSFUL DEFENSES. To the extent that a director, officer employee, or agent of the corporation has been successful, on the merits or otherwise, in defense of any action, suit, or proceeding referred to in Section 1 or Section 2 hereof, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         4.   AUTHORIZATION FOR INDEMNIFICATION.  Any indemnification under
Section 1 or Section 2 hereof (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in
Section 1 or Section 2 hereof, as the case may be. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion.

         5. ADVANCEMENT OF EXPENSES. Expenses incurred by a director or officer of the corporation in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article VIII. Such expenses incurred by other employees and agents of the corporation may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         6.   NON-EXCLUSIVITY OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSE.
The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         7. INSURANCE. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have power to indemnify him against such liability under this Article VIII.

         8. MEANING OF "CORPORATION" FOR PURPOSES OF ARTICLE. For purposes of this Article VIII, references to "the corporation' shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under the provision of this Article VIII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation of its separate existence had continued.

         9. DEFINITIONS. For purposes of this Article VIII, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article VIII.

         10. SURVIVAL OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         11. SEVERABILITY. In the event that any of the provisions of this Article (including any provision within any section, subsection, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions of this Article or of


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                                        - 16 -


any section, subsection, paragraph or sentence are severable and shall remain enforceable to the fullest extent permitted by law.

                                                                February 4, 1991


    FURTHER RESOLVED, that the bylaws of the Corporation shall be, and hereby are, revised by the addition of a FINAL ARTICLE to read as follows:

                                    FINAL ARTICLE

    Notwithstanding any other provision or article of these Bylaws:

    1. For purposes of these Bylaws, any action by stockholders purporting to elect, remove or replace any director of the Corporation or to change the size of or otherwise to create vacancies on the Board of Directors of the Corporation or amend the Certificate of Incorporation or Bylaws of this Corporation shall be referred to herein as "Restricted Stockholder Action."

    2. No Restricted Stockholder Action shall be effective until written notice of such action has been provided to the Secretary of the Corporation and the Secretary has thereafter been afforded reasonable opportunity, but no more than 48 hours during consecutive business days, to review such action and determine its validity under these Bylaws, the Certificate of Incorporation and the General Corporation Law of Delaware.

    3. Upon receipt of notice as provided in section 2, the Secretary shall confirm the date of such Restricted Stockholder Action and whether such action was taken by at least the minimum number of votes necessary to authorize or take such action. In the event of a consent of stockholders in lieu of meeting the Secretary shall further confirm the signatures of each stockholder ad the dates of signature. Upon completion of said review the Secretary shall promptly certify to the stockholders and to the Board of Directors whether or not the action taken is valid. Upon certification of validity the action shall become effective.

    4. The taking of any Restricted Stockholder Action which does not conform to the provisions of this Article of the Bylaws shall be null and void and without effect.

                         AMENDMENT ADOPTED BY WRITTEN CONSENT
                    OF THE BOARD OF DIRECTORS DATED APRIL 15, 1994

    RESOLVED, that pursuant to Article IV of the By-Laws the Board hereby amends Paragraph 2 of Article II of the By-Laws by deleting the first sentence thereof in its entirety and substituting in lieu thereof the following:

    "The number of directors of the Corporation shall be seven."

                            AMENDMENT ADOPTED AT A MEETING
                      OF THE BOARD OF DIRECTORS ON JUNE 15, 1994

    RESOLVED, that Section 6, "Voting," of ARTICLE I of the Company's By-Laws be amended so that the first sentence thereof is deleted in its entirety and replaced with the following:

    "Each holder of common stock entitled to vote in accordance with the terms of the Certificate of Incorporation or these By-Laws shall be entitled to one vote, in person or by proxy, for each share of stock entitled to vote held by such holder. Each holder of preferred stock entitled to vote in accordance with the terms of the Certificate of Incorporation or these By-Laws shall be entitled to that number of votes, in person or by proxy, set forth in the instrument creating or designating the preferred stock."

                                      EXHIBIT D

                                   INVESTMENT BANKS

Goldman, Sachs & Co.

The First Boston Corporation

Hambrecht & Quist Incorporated

Lazard Freres & Co.

Lehman Brothers

Morgan Stanley & Co. Incorporated

Salomon Brothers Inc

Smith Barney Shearson Inc.